Exhibit 5.1

March 22, 2007

Caterpillar Inc.
100 N.E. Adams Street
Peoria, Illinois 61629

Re: Caterpillar Inc. Supplemental Deferred Compensation Plan

Ladies and Gentlemen:

I am Securities Counsel for Caterpillar Inc., a Delaware corporation (the “Company”). I have acted as counsel to the Company in connection with the Registration Statement on Form S-8 (the “Registration Statement”) being filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), with respect to $150,000,000 of the Company’s deferred compensation obligations (the “Deferred Compensation Obligations”) which may be issued and sold pursuant to the Caterpillar Inc. Supplemental Deferred Compensation Plan (the “Plan”).

For purposes of this opinion, I, or lawyers in the Legal Department of the Company acting under my supervision, have examined the written documents constituting the Plan and such other documents and corporate records as I, or they, have deemed necessary or appropriate. In my examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of the Company and others as to factual matters.

Based on the foregoing, I am of the opinion that the Deferred Compensation Obligations, when issued and sold by the Company in the manner provided pursuant to the Plan will be valid and binding obligations of the Company, enforceable against the Company in accordance with the terms of the Plan, subject, as to enforcement, (i) to bankruptcy, insolvency, reorganization, readjustment or debt, arrangement, moratorium, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights generally, and (ii) to general principles of equity, whether such enforcement is considered in a proceeding at equity or at law.

In addition, the Plan is established and maintained as a top-hat plan for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of the Employee Retirement Security Act of 1974, as amended (“ERISA”). However, as a Plan that is unfunded and maintained primarily for the purpose of providing deferred compensation to a select group of management or highly compensated employees, the Plan is subject to Parts 1 and 5 of Title I of ERISA, but not to any other provisions of ERISA. As such, we are of the opinion that the provisions of the written document constituting the Plan comply with the requirements of ERISA pertaining to such provisions.

The opinions expressed in this opinion letter are limited to the law of the State of Delaware and federal law of the United States. The foregoing opinions are rendered as of the date of this letter. I assume no obligation to update or supplement such opinions to reflect any changes of law or fact that may occur.

I am furnishing this opinion letter to you solely in connection with the Registration Statement. You may not rely on this opinion letter in any other connection, and it may not be furnished to or relied upon by any other person for any purpose, without my specific prior written consent. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to a reference to me and this opinion in the documents constituting a prospectus relating to the Plan meeting the requirements of the Act. In giving my consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Very truly yours,

/s/ Debra E. Kuper
Debra E. Kuper
Securities Counsel